Exhibit 99.1

                Pacific Premier Bancorp, Inc. Announces
           Strong Fourth Quarter and Year End 2003 Results

   COSTA MESA, Calif.--(BUSINESS WIRE)--Jan. 29, 2004--Pacific
Premier Bancorp, Inc. (Nasdaq:PPBI) (the "Company"), the holding company of Pacific Premier Bank, F.S.B. (the "Bank"), announced fourth quarter earnings of $736,000, or $0.13 per diluted share, compared with a net loss of $177,000, or ($0.13) per basic and diluted share earned a year ago, reflecting an increase in net income of $913,000. For the year ended December 31, 2003, the Company recorded net income of $2.1 million or $0.61 per diluted share, compared to $2.9 million or $1.16 per diluted share for the year ended December 31, 2002. The $813,000 or 28% decline in net income during 2003 as compared to 2002 was primarily due to a $1.7 million or 74.5% decline in the Company's income tax benefit over the respective periods. The Company increased its deferred tax asset by $2.0 million in 2002 and by $600,000 in 2003 based on an estimate of the Company's future taxable income. Earnings before taxes (which excludes the effects of the foregoing income tax benefits) amounted to $1.5 million for 2003 as compared to $533,000 in 2002, reflecting an increase of $935,000 or 175.4%. During the fourth quarter of 2003 the Company incurred a one time cost of $490,000 of interest expense in connection with unamortized original issue discount on the early retirement of its $12.0 million senior secured note. All diluted earnings per share amounts have been adjusted to reflect the dilutive effect of all warrants and stock options.
   Highlights for the year included net loan growth of 56%, transaction deposit growth of 43% and a 54% decline in nonperforming assets. Steven R. Gardner, President and Chief Executive Officer stated, "During the fourth quarter, we completed the turnaround phase of our strategic plan through the closing of our highly successful secondary stock offering. Our employees are fully implementing the next phase of our plan, which is focused on accelerating the Bank's growth. New loan originations in the fourth quarter increased by over 100% to $65.3 million from $32.4 million in the previous quarter. To help fund our growth, our Retail Branch Banking group increased deposits at an annualized rate of 22% during the fourth quarter and the Federal Home Loan Bank increased our borrowing capacity from 15% to 25% of Bank assets. Additionally, the Bank's asset quality continued to improve, with charge-offs declining to $131,000 for the quarter from $514,000 in the previous quarter."
   For the year ended December 31, 2003, net interest income decreased to $9.6 million from $10.0 million for the same period a year earlier. The Company's net interest margin for the year ended December 31, 2003 was 4.06% compared to 4.37% for the same period a year ago. The decrease in the net interest margin is primarily a result of a reduction in investment yield of 110 basis points and a decrease in loan yield of 138 basis points, which was partially offset by a 57 basis point decrease in the cost of interest-bearing liabilities for the year ended December 31, 2003.
   Net interest income was $3.0 million for the three months ended December 31, 2003, a 41% increase over the same period a year earlier. The Company's net interest margin for the three months ended December 31, 2003 and 2002 was 4.50% and 3.86%, respectively. The increase in net interest margin is attributable to an increase in the accretion of the discount on the Company's Participation Contract along with a 60 basis points decrease in the Company's cost of funds when compared to the same period a year earlier. The discount accretion included in interest income for the fourth quarter of 2003 was $1.2 million compared to $772,000 for the same period a year earlier. The increase in discount accretion reflects the improvement in the performance of the residual assets underlying the Participation Contract.
   During the fourth quarter, the Company used a portion of the proceeds from its public offering to pay off its $12.0 million senior secured note and $1.5 million of subordinated debentures that carried coupon rates of 13.0% and 13.5%, respectively. The elimination of this debt resulted in annual interest expense savings of $2.1 million. The Bank's net interest margin, which does not include the accretion income from the Participation Contract nor the interest expense associated with the Company's retired debt, was 3.61% for the three months ended December 31, 2003, as compared to 3.51% for the three months ended December 31, 2002.
   For the year ended December 31, 2003, the Company's provision for loan losses totaled $655,000 compared with $1.1 million for the same period a year earlier. The provision for loan losses amounted to a benefit of $26,000 for the three months ended December 31, 2003, compared with a provision of $154,000 for the same period a year earlier. The decrease is attributable to both a decline in charge-offs and a reduction in the amount of non-accrual loans for the year ended December 31, 2003 as compared to the year ended December 31, 2002.
   For the year ended December 31, 2003, total noninterest income increased to $2.3 million compared with $1.9 million for the same period a year earlier. The increase for 2003 was the result of increases in other income and gain from loan sales, which was partially offset by decreases in loan servicing income and lower gains from sales of investment securities. Total noninterest income was $369,000 for the three months ended December 31, 2003 compared with $393,000 for the same period a year earlier.
   Noninterest expense for the year ended December 31, 2003 was $9.8 million, reflecting a $382,000 decrease compared to the prior year. The reduction was primarily the result of decreases in premises and occupancy expense, data processing expense, and FDIC insurance premiums, of $485,000, $171,000, and $319,000, respectively, which was partially offset by an increase in compensation and benefits of $593,000. The increase in compensation is due to the hiring of additional staff in the Bank's lending department. Noninterest expense for the quarter ended December 31, 2003 was $2.7 million, compared to $2.5 million for the quarter ended December 31, 2002.
   At December 31, 2003, the Company had 70 full-time equivalent employees compared to 57 at December 31, 2002. The increase is primarily due to the Bank's hiring of lending personnel to support its planned increase in loan originations, particularly multi-family and commercial real estate loans.
   Total assets of the Company amounted to $309.4 million as of December 31, 2003 compared to $238.3 million as of December 31, 2002. The 30% increase in total assets is the result of an increase of $89.4 million in net loans, which was partially offset by decreases in investment securities and foreclosed real estate of $16.0 million and $1.4 million, respectively. The increase in net loans was the result of $161.8 million in new income property loan originations and purchases, which was partially offset by loan sales of $15.9 million. Due to the strong loan closings in December the Bank's pipeline was reduced to $52.7 million at year end.
   The allowance for loan losses totaled $2.0 million as of December 31, 2003 and $2.8 million as of December 31, 2002. The decrease is attributable to reductions during the year of sub-prime loans and total delinquent loans of $5.1 million and $4.4 million, respectively. The amount of such loans was $7.0 million and $3.3 million, respectively, at year end. The allowance for loan losses as a percent of total non-accrual loans was 73% and 54% as of December 31, 2003 and December 31, 2002, respectively. Non-accrual loans totaled $2.7 million at December 31, 2003 and $5.2 million as of December 31, 2002, reflecting a decrease of $2.5 million or 48%. The ratio of nonperforming assets to total assets at December 31, 2003 was 1.12%, as compared to 3.12% at December 31, 2002, a 64% decrease.
   Total deposits were $221.4 million as of December 31, 2003, compared to $191.2 million at December 31, 2002. Transaction accounts increased $21.4 million or 42.7% since December 31, 2002 and amounted to $71.4 million at December 31, 2003. The cost of deposits as of December 31, 2003 was 2.14%, a decrease of 63 basis points since December 31, 2002. At December 31, 2003, total borrowings of the Company are comprised entirely of the Bank's $48.6 million of FHLB advances with an average coupon rate of 1.85%. There were $20.0 million of FHLB borrowings as of December 31, 2002 with an average coupon rate of 3.31%.
   The Bank's tier 1 capital and total risk-based capital ratios at December 31, 2003 were 8.94% and 13.22%, respectively. The minimum ratios for well-capitalized banks are 5.00% and 10.00% for tier 1 capital and risk-based capital, respectively. The Bank's total equity capital was $26.9 million at December 31, 2003.
   The Company also announced today the addition of Michael L. McKennon as an independent director to the Board of the Company and Bank effective February 25, 2004.
   Mr. McKennon is a founding partner in the Irvine, California accounting firm of McKennon Wilson & Morgan LLP. Mr. McKennon is responsible for the firm's audit practice and is a Certified Public Accountant. Mr. McKennon was previously employed by the accounting firm of PricewaterhouseCoopers LLP and has over 20 years' experience in private and public accounting, auditing and consulting for real estate development, mortgage banking, manufacturing and software clients.
   The Company is a savings and loan holding company that owns 100% of the capital stock of the Bank, the Company's principal operating subsidiary. The Bank is a federally chartered stock savings bank whose primary business includes branch banking, income property and construction lending. The Bank currently operates three full-service branches located in Orange and San Bernardino Counties, in Southern California.

   This press release may include forward-looking statements (related to the Company's plans, beliefs and goals), which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors: competitive pressure in the banking industry; changes in the interest rate environment; the health of the economy, either nationally or regionally; the deterioration of credit quality, which would cause an increase in the provision for possible loan losses; changes in the regulatory environment; changes in business conditions, particularly in California real estate; volatility of rate sensitive deposits; asset/liability matching risks and liquidity risks; and changes in the securities markets. The Company undertakes no obligation to revise or publicly release any revision to these forward-looking statements.

               PACIFIC PREMIER BANCORP AND SUBSIDIARIES
                      CONSOLIDATED BALANCE SHEET
                       UNAUDITED (In thousands)

                                          December 31,   December 31,
ASSETS                                       2003           2002

Cash and due from banks                         $2,440         $3,590
Investment Securities Available for Sale        39,845         56,303
Investment Securities Held to Maturity           2,430          1,940
Loans held for sale                                804          1,866
Loans held for investment, net of
 allowance for loan losses of
 $1,984 in 2003 and $2,835 in 2002,
 respectively                                  246,796        156,365
Accrued interest receivable                      1,122          1,140
Foreclosed real estate                             979          2,427
Premises and equipment                           5,330          5,411
Deferred income taxes                            2,950          2,350
Participation Contract                           5,977          4,869
Other assets                                       695          2,017

TOTAL ASSETS                                  $309,368       $238,278

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
Deposit accounts                              $221,447       $191,170
Other borrowings                                48,600         20,000
Notes Payable                                        -         11,440
Subordinated debentures                              -          1,500
Accrued expenses and other liabilities           1,989          2,545
Total liabilities                              272,036        226,655

STOCKHOLDERS' EQUITY:
Common stock, $.01 par value                        53             13
Additional paid-in capital                      67,546         43,328
Accumulated deficit                            (30,021)       (32,086)
Accumulated adjustments to stockholders'
 equity                                           (246)           368
Total stockholders' equity                      37,332         11,623

TOTAL LIABILITIES AND STOCKHOLDERS'
 EQUITY                                       $309,368       $238,278


               PACIFIC PREMIER BANCORP AND SUBSIDIARIES
                    CONSOLIDATED INCOME STATEMENT
           UNAUDITED (In thousands, except per share data)

                      Three Months Ended        Twelve Months Ended
                   December 31, December 31, December 31, December 31,
INTEREST INCOME:      2003         2002         2003         2002

Loans                   $3,383       $2,807      $12,366      $12,345
Other interest-
 earning assets          1,521        1,396        4,882        6,527
Total interest
 income                  4,904        4,203       17,248       18,872

INTEREST EXPENSE:

Interest-bearing
 deposits                1,182        1,381        4,954        6,314
Other borrowings           168          167          541          535
Notes payable              553          485        1,992        1,851
Subordinated
 debentures                 12           53          170          210
Total interest
 expense                 1,915        2,086        7,657        8,910

NET INTEREST INCOME      2,989        2,117        9,591        9,962

PROVISION FOR LOAN
 LOSSES                    (26)         154          655        1,133

NET INTEREST INCOME
 AFTER PROVISION
 FOR LOAN LOSSES         3,015        1,963        8,936        8,829

NONINTEREST INCOME:

Loan servicing fee
 income                     44          115          503          761
Bank and other fee
 income                    173          110          505          531
Net gain (loss) on
 loan sales                 (1)           -          328         (261)
Net gain from
 investment
 securities                (16)          88          127          424
Other income               169           80          852          414
Total noninterest
 income                    369          393        2,315        1,869

NONINTEREST EXPENSE:

Compensation and
 benefits                1,488        1,151        5,041        4,448
Premises and
 occupancy                 346          402        1,405        1,890
Data processing             74           97          370          541
Net loss (gain) on
 foreclosed real
 estate                     40          108          116           86
Other expense              703          774        2,851        3,200
Total noninterest
 expense                 2,651        2,532        9,783       10,165
NET INCOME  FROM
 OPERATIONS                733         (176)       1,468          533
(BENEFIT) PROVISION
  FOR INCOME TAXES          (3)           1         (597)      (2,345)
NET INCOME FROM
 OPERATIONS               $736        ($177)      $2,065       $2,878

Basic Average
 Shares Outstanding  5,255,072    1,333,572    2,161,314    1,333,572
Basic Earnings per
 Share                   $0.14       ($0.13)       $0.96        $2.16

Diluted Average
 Shares Outstanding  5,884,706    2,551,581    3,399,376    2,476,648
Diluted Earnings
 per Share               $0.13          N/A        $0.61        $1.16


               PACIFIC PREMIER BANCORP AND SUBSIDIARIES
                       Statistical Information
                       UNAUDITED (In thousands)

                                           As of     As of     As of
                                          Dec 31,   Sep 30,   Dec 31,
                                            2003      2003      2002

Asset Quality:

Non-accrual loans                          $2,730    $2,715    $5,205
Nonperforming assets                       $3,453    $3,661    $7,429
Real estate owned                            $979    $1,281    $2,427
Net Charge offs for the quarter ended        $131      $514      $974
Allowance for loan losses                  $1,984    $2,141    $2,835
Charge offs to average loans, annualized     0.25%     1.11%     2.77%
Non-accrual loans to total loans             1.09%     1.40%     3.23%
Non-accrual loans to total assets            0.88%     1.06%     2.18%
Allowance for credit losses to total
 loans                                       0.79%     1.10%     1.76%
Allowance for credit losses to non-
 accrual loans                              72.67%    78.86%    54.47%

Average Balance Sheet: for the Quarter ended

Total assets                             $279,734  $251,477  $238,372
Loans                                    $211,065  $185,669  $140,829
Deposits                                 $214,796  $206,743  $191,469
Borrowings                                $28,432   $18,060   $20,044
Notes payable & Subordinated notes         $2,269   $13,025   $12,922

Share Data:

Basic Book Value                            $7.10     $9.23     $8.72
Diluted Book Value                          $5.98     $5.26     $4.60
Closing Stock Price                        $11.09     $7.09     $5.31


                                            12        12
                                           months    months
                                           ended     ended
                                          Dec. 31,  Dec. 31,
                                            2003      2002
Profitability and Productivity:

Return on average assets                     0.82%     1.18%
Return on average equity                    12.43%    30.70%
Net interest margin                          4.06%     4.37%
Non-interest expense to total assets         3.16%     4.27%
Efficiency ratio                            81.19%    85.19%

Pacific Premier Bank Capital Ratios:

Tier 1 Capital Ratio                         8.94%     7.03%
Total Risk-based Capital Ratio              13.22%    12.54%

    CONTACT: Pacific Premier Bancorp, Inc.
             Steven R. Gardner, 714-431-4000
             John Shindler, 714-431-4000